Exhibit 99.2

NEWS RELEASE December 22, 2025

Tetra Tech Appoints Jeff Feeler to its Board of Directors

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services in water, environment, and sustainable infrastructure, announced today that Jeffrey R. (Jeff) Feeler, former Chairman, Chief Executive Officer, and President of US Ecology, has been appointed to the Company’s Board of Directors, effective December 29, 2025. Mr. Feeler will serve on the Audit Committee and the Compensation Committee.

Mr. Feeler brings more than 30 years of operational, financial, and governance expertise, including ten years as CEO and Chairman of US Ecology, where he led the company’s transformation into a premier North American environmental services provider. Under his leadership, revenue grew nearly fivefold while increasing operating margins and expanding their service offerings. During his tenure he built a strong company culture, exemplified by attracting the industry’s best talent and sector leading staff retention rate. He previously served as US Ecology’s CFO, giving him deep financial expertise spanning capital markets, risk oversight, compliance-driven operations, and shareholder engagement.

“Jeff’s extensive operational and financial expertise, coupled with his decades of leadership in environmental consulting, aligns exceptionally well with our Leading with Science® approach,” said Dan Batrack, Tetra Tech Chairman and CEO. “His experience driving disciplined growth, navigating complex regulatory environments, and building resilient cultures will support our focus on delivering high-end consulting solutions in water, environment, and sustainable infrastructure. We are pleased to welcome Jeff to our Board.”

Mr. Feeler currently serves on the boards of Milestone Environmental and BTS Bioenergy. He is a Certified Public Accountant and holds a B.B.A. in Accounting and Finance from Boise State University.

About Tetra Tech

Tetra Tech is the leader in water, environment and sustainable infrastructure, providing high-end consulting and engineering services for projects worldwide. With more than 25,000 employees working together, Tetra Tech provides clear solutions to complex problems by Leading with Science® to address the entire water cycle, protect and restore the environment, and design sustainable and resilient infrastructure. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.